EXHIBIT 99.1

FIRST NILES FINANCIAL, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Niles, Ohio, July 3, 2002 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, announced its intention today to repurchase up to 75,382 common shares, representing 5% of its outstanding shares, in the open market or in privately negotiated transactions. These shares will be purchased at prevailing market prices over a twelve-month period, subject to market conditions. The repurchased shares will be held by the Company as treasury shares to be used to satisfy the Company's obligations under its stock-based compensation plans and for other general corporate purposes.

William L. Stephens, Chairman of the Board, President and Chief Executive Officer of First Niles, indicated that the Board of Directors approved the repurchase program after considering the current market price of the Company's common stock, alternative investments and the strong capital position of the Company's subsidiary, Home Federal Savings and Loan Association of Niles. Mr. Stephens stated that "presently, the repurchase of our shares represents an attractive investment opportunity which we anticipate will benefit the Company and our shareholders."

The Company recently completed the repurchase of 78,881 shares as originally announced in June, 2001.

As of March 31, 2002, First Niles had consolidated total assets of $95.5 million and stockholders' equity of $17.2 million. The Company's per share book value was $11.39 at March 31, 2002.

FOR IMMEDIATE RELEASE	For Further Information Contact:
July 3, 2002	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539